Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports First Quarter Fiscal 2023 Results

Strategic transformation well underway, unlocking value through 80/20 initiatives and driving growth and margin expansion

Racine, WI – August 3, 2022 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended June 30, 2022.

First Quarter Highlights:

•	Net sales of $541.0 million increased 9 percent from the prior year
•	Operating income of $25.6 million increased $16.9 million from the prior year
•	Adjusted EBITDA of $42.2 million increased $8.9 million, or 27 percent, from the prior year
•	Earnings per share of $0.27 compared to $0.04 in the prior year
•	Adjusted earnings per share of $0.32 compared to $0.20 in the prior year

“We generated strong revenue and earnings growth, led by our Climate Solutions segment this quarter as we continue to reallocate resources and capital towards the portions of our business that have the greatest long-term growth potential,” said Modine President and Chief Executive Officer, Neil D. Brinker. “We continue to take actions to combat supply-chain-related headwinds, particularly in our Performance Technologies segment, and expect margins to improve as the year progresses.  Overall, we are pleased with a strong start to our fiscal year, with expanded profitability further validating our strategic direction and 80/20 focus as outlined at our recent Investor and Analyst Day.”

Financial Results

Net sales increased 9 percent in the first quarter to $541.0 million, compared with $494.6 million in the prior year. On a constant currency basis, sales increased 15 percent. The increase was driven by market-related volume improvements and favorable pricing adjustments in both the Climate Solutions and Performance Technologies segments.

Gross profit increased 14 percent in the first quarter to $83.4 million and gross margin improved by 60 basis points to 15.4 percent. These increases were primarily driven by the higher sales volume and commercial pricing in the Climate Solutions segment, partially offset by the ongoing impact of higher material prices and other inflationary pressures in the Performance Technologies segment.

Selling, general and administrative (“SG&A”) expenses were $56.3 million in the first quarter, which was 5 percent lower than the prior year. This decrease was primarily driven by lower environmental charges and lower costs associated with our strategic reorganization and automotive exit strategy, as compared with the prior year.  These decreases were partially offset by higher compensation-related expenses, including higher commissions.
Operating income in the first quarter was $25.6 million, compared to $8.7 million in the prior year, an improvement of $16.9 million.  This improvement was driven primarily by higher gross profit, the absence of a $6.6 million loss on sale recorded in the prior year related to the sale of our air-cooled automotive business in Austria, and lower SG&A expenses.  During the first quarter of fiscal 2023, the Company recorded $1.5 million of restructuring expenses, primarily related to targeted headcount reductions, and $1.2 million of environmental charges.  Excluding these items, as well as depreciation and amortization expense, adjusted EBITDA of $42.2 million increased $8.9 million, or 27 percent, compared with $33.3 million in the prior year.

Earnings per share was $0.27 in the first quarter, compared with $0.04 in the first quarter last year. This improvement was primarily due to higher operating earnings. Adjusted earnings per share was $0.32 in the first quarter, compared with adjusted earnings per share of $0.20 in the first quarter of the prior year.

First Quarter Segment Review

•
Climate Solutions segment sales were $244.4 million, compared with $206.5 million one year ago, an increase of 18 percent. On a constant currency basis, sales increased 25 percent from the prior year.  This increase was driven by higher sales of heat transfer, HVAC and refrigeration, and data center cooling products.  The segment reported gross margin of 20.6 percent, which was 480 basis points higher than the prior year, primarily due to higher sales volume, favorable pricing and improved operating efficiencies. The segment reported operating income of $27.0 million, a 152 percent increase from the prior year.  Adjusted EBITDA was $32.4 million, an increase of $15.4 million, or 91 percent, from the prior year.

•
Performance Technologies segment sales were $304.3 million, compared with $297.1 million one year ago, an increase of 2 percent.  On a constant currency basis, sales increased 7 percent.  This increase primarily resulted from favorable pricing, including adjustments in response to raw material price increases and higher sales volume.  Compared with the prior year, sales of air-cooled and advanced solution products increased and were partially offset by lower sales of liquid-cooled products and the absence of sales from the Austrian air-cooled automotive business, which we sold during the first quarter last year.  The segment reported gross margin of 10.8 percent, down 270 basis points from the prior year. This decrease was primarily driven by ongoing inflationary pressures, including significantly higher material prices as compared to the prior year.  Margins continue to be temporarily impacted by the lag in our contract provisions for raw material price adjustments and other ongoing pricing negotiations.  The segment reported operating income of $7.4 million, an $8.3 million decrease compared to the prior year. Adjusted EBITDA was $17.1 million, a decrease of $3.8 million from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the quarter ended June 30, 2022 was $14.5 million, an increase of $24.6 million compared to the prior year.  Free cash flow for the quarter ended June 30, 2022 was $4.1 million, an increase of $25.6 million from the prior year, primarily resulting from higher operating earnings and lower incentive compensation payments and pension plan contributions as compared to the prior year.  Cash payments for restructuring activities, strategic reorganization costs, environmental costs and certain other items during the quarter totaled $4.9 million.

Total debt was $388.2 million as of June 30, 2022. Cash and cash equivalents at June 30, 2022 were $58.7 million. Net debt was $329.5 million as of June 30, 2022, a decrease of $3.1 million from the end of fiscal 2022.

Outlook

“We expect our end markets to remain robust and supported by strong secular tailwinds despite the uncertainty created by geopolitical and economic risks,” said Brinker. “Our results this quarter demonstrate the resiliency of our operations and are clearly benefiting from the actions taken to simplify our business, focus the organization and improve profitability. These efforts are supporting our strategic transformation, and we expect further progress against our targeted initiatives, which will support a strong fiscal 2023 and beyond.”

Based on current exchange rates and market outlook, Modine is reiterating its outlook for fiscal 2023:

•	Full fiscal year-over-year sales up 6 to 12 percent;
•	Adjusted EBITDA of $180 million to $195 million.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, August 4, 2022 at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss its first quarter fiscal 2023 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after August 4, 2022. A call-in replay will be available through midnight on August 9, 2022 at 800-770-2030, (international replay 647-362-9199); Conference ID# 79220. The Company will post a transcript of the call on its website on or after August 9, 2022.

About Modine

At Modine, we are engineering a cleaner, healthier world.  Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources.  More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them.  Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally-friendly refrigerants.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2022 and under Forward-Looking Statements in Item 7 of Part II of that same report. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and pricing focus of our customers; our ability to successfully execute our strategic and operational plans, including applying 80/20 principles to our business; our ability to effectively and efficiently modify our cost structure in response to sales volume increases or decreases and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently; operational inefficiencies as a result of program launches, unexpected volume increases or decreases, and product transfers; economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, inflation, tariffs and sanctions (and potential trade war impacts resulting from tariffs, sanctions or retaliatory actions), supply chain disruptions and supplier constraints, including semiconductor shortages and logistic and transportation challenges, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic, the military conflict in Ukraine and other matters, that have been or may be implemented in the U.S. or abroad; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, and constant currency (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity.  These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges or reversals, costs associated with the review of strategic alternatives for the Company’s automotive businesses, strategic reorganization costs and certain other gains or charges.  Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.  The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power.  The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges or reversals, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges or reversals, costs associated with the review of strategic alternatives for the Company’s automotive businesses, strategic reorganization costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2023 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The full-year fiscal 2023 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $18 to $19 million, a provision for income taxes of approximately $24 to $28 million, and depreciation and amortization expense of approximately $58 to $62 million. Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), impairment charges and certain other items.  These expenses and gains for the first three months of fiscal 2023 are presented on page 9.  Estimates of these expenses and gains for the remainder of fiscal 2023 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company Consolidated statements of operations (unaudited) (In millions, except per share amounts)

	Three months ended June 30,
	2022	2021
Net sales	$541.0	$494.6
Cost of sales	457.6	421.4
Gross profit	83.4	73.2
Selling, general & administrative expenses	56.3	59.4
Restructuring expenses	1.5	0.3
Impairment charges (reversals) – net	-	(1.8)
Loss on sale of assets	-	6.6
Operating income	25.6	8.7
Interest expense	(4.1)	(4.2)
Other (expense) income – net	(2.3)	0.2
Earnings before income taxes	19.2	4.7
Provision for income taxes	(4.9)	(1.9)
Net earnings	14.3	2.8
Net earnings attributable to noncontrolling interest	-	(0.5)
Net earnings attributable to Modine	$14.3	$2.3

Net earnings per share attributable to Modine shareholders – diluted	$0.27	$0.04

Weighted-average shares outstanding – diluted	52.4	52.5

Condensed consolidated balance sheets (unaudited) (In millions)

	June 30, 2022	March 31, 2022
Assets
Cash and cash equivalents	$58.7	$45.2
Trade receivables	353.5	367.5
Inventories	310.8	281.2
Other current assets	58.6	63.7
Total current assets	781.6	757.6
Property, plant and equipment – net	299.5	315.4
Intangible assets – net	86.3	90.3
Goodwill	164.6	168.1
Deferred income taxes	25.7	27.2
Other noncurrent assets	66.9	68.4
Total assets	$1,424.6	$1,427.0

Liabilities and shareholders' equity
Debt due within one year	$28.0	$29.4
Accounts payable	318.5	325.8
Other current liabilities	149.8	139.3
Total current liabilities	496.3	494.5
Long-term debt	360.2	348.4
Other noncurrent liabilities	121.0	126.0
Total liabilities	977.5	968.9
Total equity	447.1	458.1
Total liabilities & equity	$1,424.6	$1,427.0

Modine Manufacturing Company Condensed consolidated statements of cash flows (unaudited) (In millions)

	Three months ended June 30,
	2022	2021
Cash flows from operating activities:
Net earnings	$14.3	$2.8
Adjustments to reconcile net earnings to net cash provided by (used for)
operating activities:
Depreciation and amortization	13.9	13.5
Impairment charges (reversals) – net	-	(1.8)
Loss on sale of assets	-	6.6
Stock-based compensation expense	1.1	1.2
Deferred income taxes	(0.9)	(3.1)
Other – net	0.8	0.9
Changes in operating assets and liabilities:
Trade accounts receivable	0.7	(4.9)
Inventories	(38.5)	(26.7)
Accounts payable	6.8	9.2
Other assets and liabilities	16.3	(7.8)
Net cash provided by (used for) operating activities	14.5	(10.1)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(10.4)	(11.4)
Payments for disposition of assets	-	(5.7)
Other – net	-	1.6
Net cash used for investing activities	(10.4)	(15.5)

Cash flows from financing activities:
Net increase in debt	14.2	40.7
Other – net	(2.2)	(1.3)
Net cash provided by financing activities	12.0	39.4

Effect of exchange rate changes on cash	(2.6)	0.4

Net increase in cash, cash equivalents and restricted cash	13.5	14.2

Cash, cash equivalents and restricted cash - beginning of period	45.4	46.1

Cash, cash equivalents and restricted cash - end of period	$58.9	$60.3

Modine Manufacturing Company Segment operating results (unaudited) (In millions)

	Three months ended June 30,
	2022	2021
Net sales:
Climate Solutions	$244.4	$206.5
Performance Technologies	304.3	297.1
Segment total	548.7	503.6
Corporate and eliminations	(7.7)	(9.0)
Net sales	$541.0	$494.6

	Three months ended June 30,
	2022		2021
Gross profit:	$'s	% of sales	$'s	% of sales
Climate Solutions	$50.4	20.6%	$32.6	15.8%
Performance Technologies	33.0	10.8%	40.2	13.5%
Segment total	83.4	15.2%	72.8	14.5%
Corporate and eliminations	-	-	0.4	-
Gross profit	$83.4	15.4%	$73.2	14.8%

	Three months ended June 30,
	2022	2021
Operating income:
Climate Solutions	$27.0	$10.7
Performance Technologies	7.4	15.7
Segment total	34.4	26.4
Corporate and eliminations	(8.8)	(17.7)
Operating income	$25.6	$8.7

Modine Manufacturing Company Adjusted financial results (unaudited) (In millions, except per share amounts)

	Three months ended June 30,
	2022	2021
Net earnings	$14.3	$2.8
Interest expense	4.1	4.2
Provision for income taxes	4.9	1.9
Depreciation and amortization expense	13.9	13.5
Other expense (income) – net	2.3	(0.2)
Restructuring expenses (a)	1.5	0.3
Impairment charges (reversals) – net (b)	-	(1.8)
Loss on sale of assets (c)	-	6.6
Environmental charges (d)	1.2	3.5
Strategic reorganization and automotive exit costs (e)	-	2.5
Adjusted EBITDA	$42.2	$33.3

Net earnings per share attributable to Modine shareholders - diluted	$0.27	$0.04
Restructuring expenses (a)	0.03	-
Loss on sale of assets (c)	-	0.13
Environmental charges (d)	0.02	0.07
Strategic reorganization and automotive exit costs (e)	-	0.05
Tax valuation allowance (f)	-	(0.09)
Adjusted earnings per share	$0.32	$0.20

(a)	Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions. There was no tax benefit associated with the restructuring expenses.

(b)
The net impairment reversal primarily relates to the Company's liquid-cooled automotive business.  During the first quarter of fiscal 2022, the Company and the prospective buyer modified the transaction perimeter to exclude certain manufacturing operations.  As a result, the Company evaluated the long-lived assets of these businesses and reversed $7.4 million of previously-recorded impairment charges.  This impairment reversal was partially offset by $5.6 million of impairment charges recorded during the first quarter of fiscal 2022 related to other assets held for sale.  The tax charge related to the net impairment reversal was $1.8 million.

(c)
The Company's sale of its air-cooled automotive business in Austria closed on April 30, 2021. As a result of the sale, the Company recorded a $6.6 million loss on sale at Corporate during the first quarter of fiscal 2022. There was no tax impact associated with this transaction.

(d)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility.

(e)
The fiscal 2022 amounts include costs recorded at Corporate associated with the Company’s strategic reorganization and automotive exit strategy.  During the first quarter of fiscal 2022, the Company recorded $0.6 million of costs as SG&A expenses related to recruiting new senior management and the Company’s implementation of 80/20.  In addition, the Company recorded $1.9 million of costs associated with its review of strategic alternatives for its automotive businesses, including costs to prepare the businesses for sale.  These costs were primarily recorded as SG&A expenses and primarily consisted of accounting, legal, and IT professional services.  There were no tax benefits related to the strategic reorganization or automotive exit strategy costs during the first quarter of fiscal 2022.

(f)	As of June 30, 2021, the Company reversed a valuation allowance on its deferred tax assets in Italy and, as a result, recorded an income tax benefit of $4.8 million.

Modine Manufacturing Company Segment adjusted financial results (unaudited) (In millions)

	Three months ended June 30, 2022				Three months ended June 30, 2021
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$27.0	$7.4	$(8.8)	$25.6	$10.7	$15.7	$(17.7)	$8.7
Depreciation and amortization expense	5.4	8.2	0.3	13.9	6.0	7.0	0.5	13.5
Restructuring expenses (a)	-	1.5	-	1.5	-	0.3	-	0.3
Impairment charges (reversals) – net (a)	-	-	-	-	0.3	(2.1)	-	(1.8)
Loss on sale of assets (a)	-	-	-	-	-	-	6.6	6.6
Environmental charges (a)	-	-	1.2	1.2	-	-	3.5	3.5
Strategic reorganization and automotive exit costs (a)	-	-	-	-	-	-	2.5	2.5
Adjusted EBITDA	$32.4	$17.1	$(7.3)	$42.2	$17.0	$20.9	$(4.6)	$33.3

Net sales	$244.4	$304.3	$(7.7)	$541.0	$206.5	$297.1	$(9.0)	$494.6
Adjusted EBITDA margin	13.3%	5.6%		7.8%	8.2%	7.0%		6.7%

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited) (In millions)

	June 30, 2022	March 31, 2022
Debt due within one year	$28.0	$29.4
Long-term debt	360.2	348.4
Total debt	388.2	377.8

Less: cash and cash equivalents	58.7	45.2
Net debt	$329.5	$332.6

Free cash flow (unaudited) (In millions)

	Three months ended June 30,
	2022	2021
Net cash provided by (used for) operating activities	$14.5	$(10.1)
Expenditures for property, plant and equipment	(10.4)	(11.4)
Free cash flow	$4.1	$(21.5)

Net sales - constant currency (unaudited) (In millions)

	Three months ended June 30,
	2022			2021
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Climate Solutions	$244.4	$13.4	$257.8	$206.5
Performance Technologies	304.3	13.2	317.5	297.1
Segment total	548.7	26.6	575.3	503.6
Corporate and eliminations	(7.7)	-	(7.7)	(9.0)
Net sales	$541.0	$26.6	$567.6	$494.6

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com